Exhibit 10.3

August 7, 2012

Anne Saunders

[ADDRESS]

Dear Anne,

It is with great pleasure that Redbox offers you the position of President of Redbox, reporting directly to Paul Davis, Chief Executive Officer of Coinstar, Inc, (“Coinstar”). As President of Redbox you will be an officer of Coinstar. This letter will serve to confirm our understanding of your acceptance of this position Please note that all offers of employment are contingent upon successful completion of a pre-employment background check.

Salary

Your compensation will be based on an annualized salary of $400,000, less all required withholding for taxes and social security. This position is exempt and therefore not eligible for overtime You will be paid every two weeks (26 times per year).

Incentive Plan:

You will be eligible to participate in Coinstar’s 2012 Incentive Plan for Section 16 Officers as administered by the Compensation Committee of the Board of Directors (the “Committee”). Your bonus opportunity for 2012 is targeted at 60% of base salary and for 2012 your target bonus is $240 000. The bonus will be based on company performance and performance goals agreed upon by you and Paul Davis.

Restricted Stock Award

You will be eligible for an equity grant of time-based restricted stock with an approximate value of $450,000. The time-based restricted stock will vest 25% each year over 4 years. The number of shares subject to the time-based restricted stock award will be determined based on the dosing price of Coinstar stock (Nasdaq: CSTR) on the date of grant.

The restricted stock award will be subject to the terms of Coinstar’s 2011 incentive Plan (“Equity Incentive Plan”) and the respective grant agreement The stock grant is subject to Board and/or Compensation Committee approval and stock availability.

Sign On Bonus:

As part of your new hire package, you will receive a sign on bonus of $100,000 to be paid as soon as administratively feasible, and no later than 21 days, following your first day of employment. The sign on bonus will be subject to repayment, should you voluntarily terminate your employment within 12 months of your start date.

www.redbox.com	One Tower Lane, Ste 1200	866.422.6185 fax
630.756.8000	Oakbrook Terrace, IL 60181

Relocation

As part of your new hire package, you will be provided with assistance with relocation expenses, including:

•	Reimbursement for costs associated with closing the safe of your home in Portland.

•	Reimbursement of up to $100,000 for costs associated with the move of household goods, with a Redbox selected vendor that are Incurred before December 31, 2013.

•	Reimbursement of up to $30,000 for costs associated with temporary housing, storage of personal items, or use of a rental car in Chicago that are incurred before December 31, 2013.

•	Relocation related expenses to be grossed up for tax purposes.

•

Claims for such reimbursements (and support for such claims in a form satisfactory to Redbox) must be submitted to Redbox by January 31 of the year following the year in which the related expenses are incurred and will be reimbursed (together with any applicable tax gross-up) as soon as administratively practicable following submission and verification (but, in any event, no later than March 15 of the year following the year in which the expenses are incurred).

Should you voluntarily terminate your employment within 24 months of your start date, you will be obligated to repay Redbox any amounts received under your relocation package.

Benefits

In order to remain competitive, the benefits plans and programs may change from time to time. The following is a list of benefits currently offered:

•	Comprehensive medical, dental and vision benefits

•	401(k) Plan with a company match equal to 100% of the first 3% of your deferrals and 50% on each of the next 2%: the company match vests immediately

•	Company-paid long-term and short-term disability

•	Company Life and Accidental Death & Dismemberment insurance (1 times annual salary up to $200,000 of coverage)

•	Flexible Spending Plan(s) for healthcare and dependent care

•	Tuition Reimbursement Program

•	Wellness Reimbursement Program

•	Concierge Service

You will be eligible for benefits coverage (other than the 401(k) Plan) on the 1st of the month coinciding with or next following 1 month of service. You will receive your Benefits Enrollment Packet at your home address prior to your benefits eligibility date.

You will be eligible to join the Coinstar 401(k) Plan on the 1st of the quarter coinciding with or next following your hire date (January 1st, April 1st, July 1st, or October 1st) Information regarding your 401(k) enrollment will be sent to your home prior to your 401(k) eligibility date.

Duties and Responsibilities

Your basic responsibilities will be as we discussed, however, please understand that Redbox may change your position duties and other working conditions from time to time as it deems necessary.

www.redbox.com	One Tower Lane, Ste 1200	866.422.6185 fax
630.756.8000	Oakbrook Terrace, IL 60181

At-Will Employment

You may terminate your employment with Redbox at any time and for any reason whatsoever simply by notifying Redbox. Likewise, Redbox may terminate your employment at any time and for any reason whatsoever, with or without cause. This at-will employment relationship cannot be changed except in writing signed by Coinstar’s CEO.

Start Date

Your anticipated start date for this position is August 27, 2012.

Anne, if you agree with and accept the terms of this offer of employment, please sign and return one copy of this letter, to our offices by August 13, 2012. I am confident your employment with Redbox will prove mutually beneficial, and I look forward to having you join us.

Sincerely,	Accepted by:

/s/ Raquel Karls	/s/ Anne Saunders	Date
Raquel Karls	Anne Saunders
Chief Human Resources Officer

www.redbox.com	One Tower Lane, Ste 1200	866.422.6185 fax
630.756.8000	Oakbrook Terrace, IL 60181